SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	NOVEMBER 9, 1999

(Date of earliest event reported)

FIRST NATIONAL OF NEBRASKA, INC.

(Exact Name of Registrant as Specified in its Charter.)

03502	NEBRASKA	47-0523079

(Commission File Number)	State or other jurisdiction of Incorporation	(IRS Employer Identification No.)

ONE FIRST NATIONAL CENTER
OMAHA, NEBRASKA 68102
(Address of Principal Executive Offices)
(Zip Code)

(402) 341-0500

(Registrant's Telephone Number, including area code)

Item 5. Other Events.

On May 28, 1999, Elizabeth D. Lauritzen, Bruce R. Lauritzen and Ann Lauritzen Pape were appointed by a court order to act as co-conservators of all the assets of John R. Lauritzen which included approximately 51% of the issued and outstanding shares of Common Stock of First National of Nebraska, Inc. (the "Registrant"). Elizabeth D. Lauritzen is the spouse of John R. Lauritzen and Bruce R. Lauritzen and Ann L. Pape are the adult children of John R. and Elizabeth  D. Lauritzen. The appointment of conservators for John  Lauritzen had been previously reported by the Registrant as a change of control under Item 1 of Form 8-K, dated May 28, 1999. On October 18, 1999, the co-conservatorship was modified by court order to provide that Mrs. Lauritzen and Bruce R. Lauritzen as co-conservators on behalf of John R. Lauritzen have the power to vote or control the voting shares of the Lauritzen Corporation.

On November 5, 1999, the shareholders of Lauritzen Corporation adopted an Amendment to the Articles of Incorporation and a Plan of Recapitalization pursuant to which holders of seven percent (7%) voting preferred stock ( "Voting Preferred") were offered the opportunity to exchange each share of Voting Preferred for eleven percent (11%) nonvoting preferred stock ("Non-voting Preferred").

On November 9, 1999, the co-conservators exchanged 72,750.72 shares of Voting Preferred owned by John R. Lauritzen in the Lauritzen Corporation for an equal number of Non-voting Preferred. The Lauritzen Corporation holds 83,596 shares (24.99%) of the Common Stock of the Registrant. As a result of the exchange of the Lauritzen Corporation's Voting Preferred, the co-conservators of Mr. John R. Lauritzen's estate no longer beneficially own the 83,596 shares of the Registrant Common Stock.

Mr. Bruce R. Lauritzen, as Chairman of the Lauritzen Corporation and with the power to vote a majority of the stock of Lauritzen Corporation, has the power to vote and dispose of the 83,596 shares of Common Stock of the Registrant held by the Lauritzen Corporation and, accordingly, such shares are attributed to his beneficial ownership in the Registrant. Thus, Mr. Bruce R. Lauritzen beneficially owns in the aggregate approximately 38.11% of the Common Stock of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST NATIONAL OF NEBRASKA, INC.

By:	/s/ Bruce R. Lauritzen

Bruce R. Lauritzen
President, Chairman and
Director

Date: November 19, 1999

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